UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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White Mountains Insurance Group
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2006
Annual General Meeting
of Members and
Proxy Statement

Table of Contents

NOTICE OF 2006 ANNUAL GENERAL MEETING OF MEMBERS

PROXY STATEMENT

PROPOSAL 1: ELECTION OF THE COMPANY’S DIRECTORS

The Board of Directors

Corporate Governance

Voting Securities and Principal Holders Thereof

Compensation of Directors

Compensation of Executive Officers

Certain Relationships and Related Transactions

Equity Compensation Plan Table

Member Performance Graph

Report of the Compensation Committee on Executive Compensation

Report of the Audit Committee

Independent Registered Public Accountant Fees and Services

Compliance with Section 16(a) of the Exchange Act

PROPOSAL 2: ELECTION OF DIRECTORS OF SIRIUS INTERNATIONAL INSURANCE CORPORATION

PROPOSAL 3: ELECTION OF DIRECTORS OF FUND AMERICAN REINSURANCE COMPANY, LTD. AND SCANDINAVIAN REINSURANCE COMPANY LTD.

PROPOSAL 4: ELECTION OF DIRECTORS OF WHITE MOUNTAINS LIFE REINSURANCE (BERMUDA) LTD

PROPOSAL 5: ELECTION OF DIRECTORS OF GALILEO WEATHER RISK MANAGEMENT LTD.

PROPOSAL 6: ELECTION OF DIRECTORS OF ANY NEW NON-UNITED STATES OPERATING STATES OPERATING SUBSIDIARIES

PROPOSAL 7: APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OTHER MATTERS

White Mountains Insurance Group, Ltd. (the “Company”) is an exempted Bermuda limited liability company whose principal businesses are conducted through its subsidiaries and affiliates in the businesses of property and casualty insurance and reinsurance. Within this report, the term “White Mountains” is used to refer to one or more entities within the consolidated organization, as the context requires.

White Mountains’ property and casualty insurance and reinsurance operations principally include: (1) OneBeacon Insurance Group LLC (“OneBeacon”), a family of U.S.-based property and casualty insurance writers which offer a wide range of specialty, personal and commercial products and services sold primarily through select independent agents; (2) White Mountains Re Group, Ltd. (“White Mountains Re”), which offers lead reinsurance capacity for property, casualty, accident & health, aviation and marine exposures on a world-wide basis through its reinsurance subsidiaries, Folksamerica Reinsurance Company (“Folksamerica Re”) and Sirius International Insurance Corporation (“Sirius International”) and (3) Esurance Holdings, Inc. (“Esurance”), which markets personal auto insurance directly to customers online and through select online agents. White Mountains’ invested assets are managed by White Mountains Advisors LLC (“WM Advisors”), the Company’s wholly-owned investment management subsidiary.

The 2006 Annual General Meeting will be confined to a Member vote on the proposals set forth in this Proxy Statement and on such other matters properly brought before the meeting.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

NOTICE OF 2006 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 25, 2006

March 31, 2006

Notice is hereby given that the 2006 Annual General Meeting of Members of White Mountains Insurance Group, Ltd. will be held on Thursday, May 25, 2006, at 12:00 noon Atlantic Time at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. At this meeting you will be asked to consider and vote upon the following proposals:

1)     to elect four of the Company’s directors to Class III with a term ending in 2009,

2)     to elect the Board of Directors of Sirius International, a wholly-owned reinsurance company organised under the laws of Sweden,

3)     to elect the Boards of Directors of Fund American Reinsurance Company, Ltd. (“Fund American Re”) and Scandinavian Reinsurance Company Ltd. (“Scandinavian Re”), each wholly-owned reinsurance companies organised under the laws of Bermuda,

4)     to elect the Board of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. (“WM Life Re”), a wholly-owned reinsurance company organised under the laws of Bermuda,

5)     to elect the Board of Directors of Galileo Weather Risk Management Ltd. (“Galileo”), a wholly-owned reinsurance company organised under the laws of Bermuda,

6)     to elect the Board of Directors of any new non-United States operating subsidiary, as designated by the Company’s Board of Directors, and

7)     to approve the appointment of PricewaterhouseCoopers LLP (“PWC”) as the Company’s Independent Registered Public Accounting Firm for 2006.

The Company’s audited financial statements for the year ended December 31, 2005, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Members of record of common shares on the record date, Monday, March 27, 2006, (1) who are individuals, may attend and vote at the meeting in person or by proxy or (2) which are corporations or other entities, may have their duly authorised representative attend and vote at the meeting in person or by proxy. A list of all Members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 3, 2006 at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

All Members are invited to attend this meeting.

By Order of the Board of Directors,

Dennis P. Beaulieu
Corporate Secretary

Members are invited to complete and sign the accompanying proxy card to be returned to White Mountains Insurance Group, Ltd., c/o Computershare, P.O. Box 8069, Edison, New Jersey, 08818-8069, in the envelope provided, whether or not they expect to attend the meeting. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting their shares by telephone or over the internet.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2006 Annual General Meeting of Members (the “2006 Annual Meeting”), to be held on Thursday, May 25, 2006 at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials will be distributed to registered Members on or about April 10, 2006.

Holders of the Company’s common shares (“Members”), par value $1.00 per share, as of the close of business on Monday, March 27, 2006, the record date, are entitled to vote at the meeting.

You can ensure that your common shares are properly voted at the meeting by completing, signing, dating, and returning the enclosed proxy card in the envelope provided. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting by telephone or over the internet. A Member has the right to appoint another person (who need not be a Member) to represent the Member at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 32). Every Member entitled to vote has the right to do so either in person or by one or more persons authorised by a written proxy executed by such Member and filed with the Corporate Secretary. Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

Sending in a signed proxy will not affect your right to attend the meeting and vote. If a Member attends the meeting and votes in person, his or her signed proxy is considered revoked.

PROPOSAL 1 - ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”). Each Class serves a three-year term.

At the 2006 Annual Meeting, Messrs. Clark, Cochran, Frinquelli and Waters are nominated to be elected to Class III with a term ending in 2009. The Board recommends a vote FOR Proposal 1 which calls for the election of the 2006 nominees.

The current members of the Board and terms of each Class are set forth below:

Director	Age	Director since
Class I - Term ending in 2007
Bruce R. Berkowitz	47	2004
Steven E. Fass	60	2000
Edith E. Holiday	54	2004
Lowndes A. Smith	66	2003
Class II - Term ending in 2008
John J. (“Jack”) Byrne	73	1985
George J. Gillespie, III	75	1986
John D. Gillespie	47	1999
Class III - Term ending in 2006
Howard L. Clark, Jr.	62	1986
Robert P. Cochran	56	1994
A. Michael Frinquelli	64	2005
Allan L. Waters	48	2005

Of the nominees for election at the 2006 Annual Meeting, Messrs. Clark and Cochran were previously elected by Members and Messrs. Frinquelli and Waters were recommended for appointment to the Board by an executive officer and the CEO, respectively.

Mr. Joseph S. Steinberg, a former Class I director, retired from the Board in June 2005. Mr. Frank A. Olson, a former Class II director, retired from the Board in February 2006, Mr. Raymond Barrette, a former Class III director, retired from the Board in October 2005. Mr. Arthur Zankel, a former Class III director, passed away in July 2005. The Board gratefully acknowledges the valuable contributions of Messrs. Steinberg, Olson, Barrette and Zankel to the Company during their tenure as directors.

The following information presents the principal occupation, business experience, recent business activities involving White Mountains and other affiliations of the directors:

Class III - Term Ending in 2006

Howard L. Clark, Jr. was a director of the Company from 1986 until 1990, and was an advisor to the Board from 1990 to 1993 when he was re-elected as a director. Mr. Clark serves as Vice Chairman of Lehman Brothers, Inc. (“Lehman”) and served as Chairman and CEO of Shearson Lehman Brothers Inc. from 1990 to 1993. Prior to joining Shearson Lehman Brothers Inc., Mr. Clark was Executive Vice President and Chief Financial Officer of American Express Company. He is also a director of Lehman Brothers, Maytag Corporation, United Rentals, Inc. and Walter Industries, Inc. See “Certain Relationships and Related Transactions.”

Robert P. Cochran has been a director of the Company since 1994 and serves as its Deputy Chairman. Mr. Cochran is a founding principal of Financial Security Assurance Holdings Ltd. (“FSA”) and has served as FSA’s CEO since 1990 and as its Chairman and CEO since 1997. He is also Chairman of Financial Security Assurance Inc. and Financial Security Assurance (U.K.) Ltd. See “Certain Relationships and Related Transactions.”

A. Michael Frinquelli has been a director of the Company since June 2005. Mr. Frinquelli is co-founder and Manager of Renaissance Fund Advisors Inc. Until 2004, Mr. Frinquelli was a general partner of Renaissance Executive Partners, which he co-founded in April 1997. Prior to that, he was a managing director at Merrill Lynch and a managing director at Salomon Brothers. Mr. Frinquelli is also a director of Primus Financial Products Inc.

Allan L. Waters was a director of the Company from 2003 to 2004 and was re-elected a director in November 2005. Mr. Waters is the founder and Managing Member of Mulherrin Capital Advisors, LLC (“Mulherrin”). Mr. Waters formerly served as Senior Vice President and Chief Financial Officer of the Company from 1993 to 1998, as Vice President and Controller from 1990 to 1993, as Vice President of Finance from 1987 to 1990 and as Assistant Vice President of Finance from 1985 to 1987. Mr. Waters is also a director of Artemis Woman, LLC. See “Certain Relationships and Related Transactions.”

Class I - Term Ending in 2007

Bruce R. Berkowitz has been a director of the Company since 2004. Mr. Berkowitz is the founder and Managing Member of Fairholme Capital Management, L.L.C. (“Fairholme”), a registered investment adviser, and as President and Director of Fairholme Funds, Inc., investment adviser to The Fairholme Fund. Prior to founding Fairholme Capital in 1997, Mr. Berkowitz was a portfolio manager at Smith Barney, Inc. and Lehman Brothers Holdings, Inc. Mr. Berkowitz also serves as Deputy Chairman and director of Olympus Re Holdings, Ltd. (“Olympus”) and as a director of Winthrop Realty Trust and TAL International Group, Inc. See “Compensation of Executive Officers - Compensation Committee Interlocks and Insider Participation in Compensation Decisions” and “Certain Relationships and Related Transactions.”

Steven E. Fass has been a director of the Company since 2000. Mr. Fass has served as President and CEO of the Company since October 2005. Mr. Fass previously served as President and CEO of White Mountains Re from 2004 to February 2006 and as President and CEO of Folksamerica Holding Company, Inc. (“Folksamerica”) and its subsidiaries including Folksamerica Re from 1984 to 2004. Mr. Fass also serves as Chairman of White Mountains Re, OneBeacon and Esurance.

Edith E. Holiday has been a director of the Company since 2004. Ms. Holiday has served as Operating Trustee for TWE Holdings I and II Trusts since 2002. Ms. Holiday formerly served as Assistant to the President of the United States and Secretary of the Cabinet from 1990 to 1993 and as General Counsel to the United States Treasury Department from 1989 to 1990. She is also a director of Amerada Hess Corporation, Canadian National Railway Company, H. J. Heinz Company and RTI International Metals, Inc. and is a director or trustee of 41 investment companies in the Franklin Templeton Group of Mutual Funds.

Lowndes A. Smith has been a director of the Company since 2003. Mr. Smith serves as Managing Partner of Whittington Gray Associates. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. (“The Hartford”) and President and CEO of Hartford Life Insurance Company. He joined The Hartford in 1968. Mr. Smith is also a director of 85 investment companies in the mutual funds of The Hartford.

Class II - Term Ending in 2008

Jack Byrne has been a director of the Company since 1985. Mr. Byrne formerly served as Chairman of the Company from 1985 to 2003, as CEO of the Company from February 2002 to December 2002, as Chairman of OneBeacon from June 2001 to December 2001, as CEO of the Company from January 2000 to June 2001, as President and CEO of the Company from 1990 to 1997 and as CEO of the Company from 1985 to 1990. Mr. Byrne serves as Chairman of Overstock.com Inc. See “Certain Relationships and Related Transactions.”

George J. Gillespie, III was appointed Chairman of the Company in 2003 and has been a director of the Company since 1986. Mr. Gillespie serves as Special Counsel to the law firm of Cravath, Swaine & Moore LLP (“CS&M”) and was a partner of CS&M from 1963 to 2005. He is also a director of The Washington Post Company. Mr. Gillespie’s son, John Gillespie, is also a director of the Company. See “Certain Relationships and Related Transactions.”

John D. Gillespie has been a director of the Company since 1999. Mr. Gillespie is the founder and Managing Member of Prospector Partners, LLC (“Prospector”). Mr. Gillespie served as Chairman and President of WM Advisors from 2003 to August 2005 and as a Managing Director of OneBeacon from 2001 to 2003. Prior to forming Prospector, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc. Mr. Gillespie also serves as a director of Symetra Financial Corporation (“Symetra”) and Montpelier Re Holdings, Ltd. (“Montpelier”). Mr. Gillespie’s father, George Gillespie, is Chairman of the Company. See “Certain Relationships and Related Transactions.”

CORPORATE GOVERNANCE

White Mountains is committed to maintaining sound corporate governance practices. Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company’s Members. The Company has established Corporate Governance Guidelines that spell out its overall approach towards corporate governance.

The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to and on behalf of the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2005.

The Company’s Corporate Governance Guidelines and Code of Business Conduct are available at www.whitemountains.com. These documents are available in print free of charge to any Member upon request.

The Board has determined that a majority of the Company’s current directors are independent, as defined in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Those directors determined to be independent are Mr. Berkowitz, Mr. Clark, Mr. Cochran, Mr. Frinquelli, Ms. Holiday and Mr. Smith. For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company) or has only immaterial relationships with the Company. The Company does not apply categorical standards as a basis for determining director independence. Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

The Board notes no relationships (other than being directors or shareholders) with Mr. Frinquelli, Ms. Holiday and Mr. Smith. The Board notes relationships with Messrs. Berkowitz, Clark and Cochran, as disclosed herein under “Certain Relationships and Related Transactions”, that it concluded are immaterial and do not impair their independence. In making its independence determinations, the Board considered all such relationships in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors. Those attributes include the relative impact of the transactions to the director’s personal finances, the perceived degree of dependence by the director or the Company upon the relationship or transactions continuing in the future and whether the transactions were on terms that were reasonable and competitive. The Board concluded that Messrs. Berkowitz, Clark and Cochran’s relationships do not impair their ability to remain independent.

At each meeting of the Board, non-management directors meet in separate executive session without Company management present. The Chairman presides over these meetings. The procedures for Members, employees and others interested in communicating directly with any or all of the non-management directors are described on page 33.

The Board

The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management. The primary responsibility of the Board is to oversee and review management’s performance of these functions in order to advance the long-term interests of the Company and its Members.

In fulfilling this responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its Members. Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors. However, it is the Board’s responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

Committees of the Board

Audit Committee

The primary purposes of the Audit Committee are to: (1) assist Board oversight of: the integrity of the Company’s financial statements; the qualifications and independence of the independent auditors; the performance of the internal audit function and the independent auditors; and the Company’s compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board and (3) prepare the Report of the Audit Committee (which appears on page 28).

The Audit Committee is currently comprised of Mr. Smith (as Chairman), Mr. Berkowitz and Ms. Holiday. The Board has determined that, of the persons on the Audit Committee, at a minimum Mr. Smith meets the requirements of being an Audit Committee Financial Expert as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each current member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the United States Securities and Exchange Commission (the “SEC”).

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.whitemountains.com. The Audit Committee Charter is available in print free of charge to any Member upon request.

Compensation Committee

The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board’s responsibilities relating to the compensation of executives; (3) oversee the administration of the Company’s (and, to the extent the Compensation Committee deems appropriate, the major subsidiaries of the Company) compensation plans, in particular the incentive compensation and equity-based plans and (4) prepare the Report of the Compensation Committee on Executive Compensation (which begins on page 23).

The Compensation Committee is currently comprised of Messrs. Cochran (as Chairman), Berkowitz and Smith. The Board has determined that each current member of the Compensation Committee satisfies applicable NYSE requirements.

The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.whitemountains.com. The Compensation Committee Charter is available in print free of charge to any Member upon request.

Nominating and Governance Committee

The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters and (4) oversee the evaluation of the Board and management.

The Nominating and Governance Committee is currently comprised of Messrs. Clark (as Chairman), Cochran and Frinquelli. The Board has determined that each current member of the Compensation Committee satisfies applicable NYSE requirements.

The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.whitemountains.com. The Nominating and Governance Committee Charter is available in print free of charge to any Member upon request.

General Criteria and Process for Selection of Director Candidates. In identifying and evaluating director candidates, the Nominating and Governance Committee does not set specific criteria for directors. Under its charter, the committee is responsible for determining desired Board skills and attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company’s business or industry and ownership interest in the Company. Directors must be willing to devote adequate time and effort to Board responsibilities. As set forth in the Company’s Corporate Governance Guidelines and its Charter, the committee is responsible for recommending director candidates to the Board.

Consideration of Director Candidates Nominated by Members. The Company has not adopted a specific policy regarding consideration of director candidates from Members. Members who wish to recommend candidates for consideration by the committee may submit their nominations in writing to the Corporate Secretary at the address provided in this Proxy Statement. The committee may consider such Member recommendations when it evaluates and recommends candidates to the Board for submission to Members at each annual general meeting. In addition, Members may nominate director candidates for election without consideration by the committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates. Member proposals will be eligible for consideration for inclusion in the proxy statement and proxy relating to the Company’s 2007 Annual Meeting of Members pursuant to Rule 14a-8 promulgated under the Exchange Act if all applicable requirements of Rule 14a-8 are satisfied and such proposals are received timely by the Corporate Secretary as outlined below.

Under the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any Member entitled to vote for the election of directors (a “Qualified Member”). A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member’s intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier, and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Qualified Members. Each such notice shall set forth: (a) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (d) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (e) the consent of each such candidate to serve as a director of the Company if so elected.

Meetings of the Board

During 2005, the following meetings of the Board were held: eight meetings of the full Board, nine meetings of the Audit Committee, four meetings of the Compensation Committee and three meetings of the Nominating and Governance Committee. During 2005, each director attended more than 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director); and (2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

As of March 27, 2006, there were 10,780,053 common shares outstanding. Members of record of common shares shall be entitled to one vote per common share, provided that if and so long as the votes conferred by “Controlled” common shares (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding common shares of the Company, each outstanding common share comprised in such Controlled common shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

[(T divided by 10)-1] divided by C

Where: “T” is the aggregate number of votes conferred by all the outstanding common shares; and “C” is the number of votes conferred by the Controlled common shares of such person.

“Controlled” common shares in reference to any person means:

(1)           all common shares directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States; and

(2)           all common shares directly, indirectly or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

The limitations set forth above do not apply to any Member which is a “Byrne Entity” (as defined below) for any matter submitted to the vote of Members, except with respect to the election of directors. “Byrne Entity” means Mr. Byrne (a director of the Company) and any foundation or trust established by any associate or affiliate of him (or any group of which he is a part), as defined under Section 13(d) of the Exchange Act.

If, as a result of giving effect to the foregoing provisions or otherwise, the votes conferred by the Controlled common shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding common shares, the votes conferred by the Controlled common shares of such person shall be reduced in accordance with the foregoing provisions. Such process shall be repeated until the votes conferred by the Controlled common shares of each person represent less than 10% of the votes conferred by all common shares.

Principal Holders of Common Shares

To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of March 27, 2006, except as shown below.

Name and address of beneficial owner	Number of common shares beneficially owned	Percent of Class

Franklin Mutual Advisers LLC 51 JFK Parkway, Short Hills, NJ 07078 (a)	1,992,963	18.5%
Berkshire Hathaway Inc. (“Berkshire”) 1440 Kiewit Plaza, Omaha, NE 68131	1,724,200	16.0%
Jack Byrne 80 South Main Street, Hanover, NH 03755 (b)	709,327	6.6%
Neuberger Berman, LLC 605 Third Avenue, New York, NY 10158 (c)	550,276	5.1%

(a)     Franklin Mutual Advisers LLC (“Franklin”) has advised the Company that the common shares it is reported to beneficially own were acquired for investment purposes on behalf of client investment advisory accounts.

(b)    Includes 427,450 common shares owned directly by several Grantor Retained Annuity Trusts (“GRATs”) which are deemed to be indirectly owned by Mr. Byrne and are voted by the trustee of the GRATs. Also includes 2,441 common shares owned and voted by Mr. Byrne’s spouse which he is deemed to indirectly beneficially own. Does not include 81,471 common shares contributed to trusts and charitable foundations for which Mr. Byrne disclaims beneficial ownership, but for which his spouse retains voting power.

(c)     Information is based on a Schedule 13G dated February 14, 2006 as filed with the SEC. According to the Schedule 13G, the common shares beneficially owned by Neuberger Berman, LLC were acquired for investment purposes on behalf of client investment advisory accounts.

Beneficial Stock Ownership of Directors and Executive Officers

The following table sets forth, as of March 27, 2006, beneficial ownership of common shares by each director, certain executive officers and all other executive officers as a group:

	Number of common shares owned
Name of beneficial owner	Beneficially (a)(b)	Economically (c)
Bruce R. Berkowitz (d)	29,722	29,722
Jack Byrne (e)	709,327	709,327
Charles B. Chokel	325	10,625
Howard L. Clark, Jr.	1,000	1,000
Robert P. Cochran	25,000	25,000
Steven E. Fass	9,334	60,291
David T. Foy	3,000	23,850
A. Michael Frinquelli	300	300
George J. Gillespie, III	1,000	1,000
John D. Gillespie (f)	51,690	65,358
Edith E. Holiday	200	200
T. Michael Miller	5	7,505
Lowndes A. Smith	1,000	1,000
Gary C. Tolman	1,568	4,676
Allan L. Waters (g)	1,292	1,292
All directors and all executive officers as a group (19 persons)	835,041	966,174

(a)

The common shares beneficially owned by Mr. Byrne and all directors and executive officers as a group represent 6.6% and 7.7% of the total common shares outstanding at March 27, 2006, respectively. No other director or executive officer beneficially owned 1% or more of the total common shares outstanding at that date. Beneficial ownership has been determined in accordance with Rule 13d-3(d)(1) of the Exchange Act.

(b)

Includes vested and unexercised incentive stock options (“Options”) to acquire 5,400 common shares held by Mr. Fass and 3,000 restricted common shares (“Restricted Shares”) held by Mr. Foy which vest within 60 days. Excludes 10,000 Restricted Shares and 3,600 Options held by Mr. Fass, neither of which vest within 60 days.

(c)

Common shares shown as economically owned include common shares beneficially owned, target unearned performance share and phantom performance share awards, unvested Options, unearned Restricted Shares and deferred compensation phantom share balances.

(d)

Includes 2,958 common shares owned directly by Mr. Berkowitz, 16,785 common shares owned by Fairholme, 1,479 common shares owned by East Lane L.L.C., 7,000 common shares owned by The Fairholme Fund and 1,500 common shares owned by Fairholme Ventures II, LLC. Mr. Berkowitz is the Managing Member of Fairholme, Managing Member of East Lane L.L.C., Managing Member of the Investment Adviser to The Fairholme Fund and Managing Member of the Managing Member of Fairholme Ventures II, LLC. Mr. Berkowitz disclaims beneficial ownership of the common shares owned by The Fairholme Fund and Fairholme Ventures II, LLC except to the extent of his pecuniary interest in such entities.

(e)

Includes 427,450 common shares owned directly by several GRATs which are deemed to be indirectly owned by Mr. Byrne and are voted by the trustee of the GRATs. Also includes 2,441 common shares owned and voted by Mr. Byrne’s spouse which he is deemed to indirectly beneficially own. Does not include 81,471 common shares contributed to trusts and charitable foundations for which Mr. Byrne disclaims beneficial ownership, but for which his spouse retains voting power.

(f)

Includes 50,000 common shares owned by various funds of Prospector in which Mr. Gillespie is either general manager or investment manager. Mr. Gillespie disclaims beneficial ownership of such common shares except to the extent of his pecuniary interest in such funds.

(g)	Includes 120 common shares held in trusts for the benefit of Mr. Waters’ minor children that are voted and controlled by a third party. Mr. Waters disclaims beneficial ownership of such common shares.

COMPENSATION OF DIRECTORS

Standard Fees

The following table summarizes non-management director fees paid in 2005:

Non-management director (a)	Base Retainer (b)	Additional Retainer(s) (b)(c)	Meeting Fees (d)	Perquisites (e)	Total
Bruce R. Berkowitz	$100,000	$31,700	$80,000	$0	$211,700
Jack Byrne	100,000	0	28,000	3,262	131,262
Howard L. Clark, Jr.	100,000	25,000	44,000	0	169,000
Robert P. Cochran	100,000	25,000	48,000	0	173,000
A. Michael Frinquelli	91,760	0	24,000	0	115,670
George J. Gillespie, III	100,000	200,000	32,000	0	332,000
John D. Gillespie	75,017	0	16,000	1,988	93,005
Edith E. Holiday	100,000	15,000	52,000	0	167,000
Lowndes A. Smith	100,000	100,000	80,000	0	280,000
Allan L. Waters	50,000	0	4,000	0	54,000

(a)   Officers of White Mountains do not receive any additional compensation for their role as a director.

(b)   All retainers relate to the twelve-moth period from May 2005 through April 2006, inclusive. Amounts for certain directors have been pro-rated for partial year service.

(c)   Additional retainers in the following amounts are provided to those directors serving in the following roles; Chairman ($200,000), Chairman of the Audit Committee ($100,000), Chairman of any other Board committee ($25,000) and members of the Audit Committee ($15,000).

(d)   Non-management directors receive $4,000 for each Board meeting and Board committee meeting attended.

(e)   Represents personal use of Company-owned aircraft valued at the Company’s aggregate incremental operating cost.

Other Compensation

Mr. Byrne also received $35,000 in director fees from Symetra during 2005.

On August 1, 2005, White Mountains revised its relationship with Prospector and Mr. John Gillespie, Prospector’s founder and Managing Member. As further described in “Certain Relationships and Related Transactions”, Prospector serves as a discretionary adviser with respect to specified assets, primarily equity securities, managed by WM Advisors on behalf of White Mountains, Montpelier and Symetra and, pursuant to a consulting agreement (the “Consulting Agreement”), Prospector advises White Mountains on matters including capital management, asset allocation, private equity investments and mergers and acquisitions. Pursuant to the Consulting Agreement, Prospector was granted 7,000 target performance shares for the 2005-2007 performance cycle and Mr. Gillespie’s previously granted 8,000 target performance shares for the 2005-2007 performance cycle were canceled without payment. Mr. Gillespie’s 10,000 and 13,000 target performance shares for the 2004-2006 and 2003-2005 performance cycles, respectively, remained outstanding and became subject to the terms of the Consulting Agreement. Following the end of 2005, Mr. Gillespie’s performance share payout for the 2003-2005 performance cycle was earned and he was paid $11,439,731. During 2005, while President of WM Advisors, Mr. Gillespie received $240,000 in salary and $2,400 in employer contributions to a defined contribution plan. Mr. Gillespie also received a total of $122,831 in director fees from Symetra and Montpelier during 2005.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following tables set forth certain information regarding the salary, incentive compensation and benefits paid by White Mountains with respect to 2005 to its CEO, its former CEO and its four most highly compensated executive officers (collectively, the “Named Executive Officers”).

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Current Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($) (a)(b)(c)	Restricted Share Awards ($) (d)	Securities Underlying Options (#)	LTIP Payouts ($) (e)	All Other Compensation ($) (f)
Steven E. Fass	2005	400,000	0	153,495	0	0	4,943,864	12,600
President and CEO	2004	466,000	700,000	99,870	4,690,000	0	6,970,022	752,300
	2003	466,000	700,000	4,019	0	0	2,222,162	12,000
T. Michael Miller (g)	2005	276,923	700,000	122,072	0	0	0	2,700
President and CEO
of OneBeacon
David T. Foy (h)	2005	400,000	200,000	62,000	0	0	7,623,625	12,600
Executive Vice President and	2004	400,000	400,000	31,500	0	0	0	12,300
Chief Financial Officer	2003	307,692	700,000	0	1,023,000	0	0	0
Gary C. Tolman	2005	376,923	190,000	1,320,106	0	0	334,323	1,731
President and CEO	2004	268,973	287,500	1,070	0	0	0	5,779
of Esurance	2003	225,000	0	358	0	0	0	2,986
Charles B. Chokel	2005	400,000	0	0	0	0	3,663,088	12,600
Managing Director of	2004	400,000	200,000	0	0	0	8,761,500	14,325
of WM Capital	2003	400,000	225,000	48,412	0	0	0	8,610
Raymond Barrette (i)	2005	323,077	0	146,673	0	0	0	12,600
Former President and CEO	2004	400,000	350,000	98,923	0	0	17,523,000	12,300
	2003	400,000	250,000	44,539	0	0	10,273,313	12,000

(a)   Includes, when applicable, director fees and retainers earned from companies in which White Mountains has a minority interest, housing and/or relocation allowances including the temporary use of corporate provided housing, personal use of Company-owned aircraft and other annual benefits. For 2005 and 2004, personal aircraft usage was valued based on the Company’s aggregate incremental operating cost. For 2003, personal aircraft usage was valued based on standard industry fare level “SIFL” rates set by the Internal Revenue Service. Mr. Fass’ compensation for 2005 and 2004 includes a recurring $12,000 monthly housing allowance (which commenced in May 2004) associated with his relocation to Bermuda, which was made at the Company’s request. Mr. Miller’s compensation for 2005 includes $80,738 in housing allowances and $41,334 in personal use of Company aircraft. Mr. Foy’s 2005 compensation includes $62,000 in director fees. Mr. Barrette’s compensation for 2005 and 2004 includes $99,331 and $46,000 in director fees, respectively, and $69,175 and $52,923 in personal use of Company aircraft, respectively.

(b)   In accordance with the terms of a voluntary exchange offer made by White Mountains to all employees of Esurance Inc., Mr. Tolman’s ownership interests in Esurance Inc. were exchanged in 2005 for a balance in a non-qualified deferred compensation plan in the amount of $2,910,768. The Company concluded that this consideration created no additional compensation for Mr. Tolman. In connection with the exchange offer, Mr. Tolman also received an additional deferred compensation balance of $890,388 as a make-whole adjustment for unfavorable tax consequences resulting from the exchange as well as a cash payment of $428,476 as an incentive to accept the terms of the exchange; these items, which totalled $1,318,864, have been included in the Summary Compensation Table as compensation. See “Certain Relationships and Related Transactions.”

(c)   During 2003, the Company repurchased for $.01 per share from Messrs. Fass and Barrette 2,500 and 17,000 Restricted Shares, respectively, which were originally awarded in June 2001. Each were granted an amount equivalent to the market value of such Restricted Shares ($1,027,500 for Mr. Fass and $6,987,000 for Mr. Barrette) in various non-qualified deferred compensation plans of the Company and its subsidiaries. The Company concluded that these transactions created no additional compensation for Messrs. Fass and Barrette.

(d)   Represents the value of Restricted Share awards under White Mountains’ Long-Term Incentive Plan, as amended (the “Incentive Plan”), as of their respective award dates. Restricted Shares vest over a fixed term from the date of grant based on continuous service by the employee throughout such period. Restricted Shares are outstanding common shares when awarded and are entitled to dividends when declared and paid. The Company awarded Mr. Fass 10,000 Restricted Shares in February 2004 which are scheduled to vest in February 2007, and Mr. Foy 3,000 Restricted Shares in April 2003 which are scheduled to vest in April 2006. The market value of Messrs. Fass and Foy’s Restricted Shares totalled $5,585,500 and $1,675,650, respectively, as of December 31, 2005.

(e)   Represents performance shares earned under the Incentive Plan and, for Messrs. Fass, Tolman and Chokel, awards earned under the Incentive Plan and various incentive plans of subsidiaries of the Company.

(f)    Includes annual contributions to vested and unvested defined contribution plans of White Mountains. Mr. Fass’ compensation for 2004 also includes a payment of $740,000 made in connection with his 2004 relocation to Bermuda. Mr. Fass was reimbursed by White Mountains for fees he incurred in purchasing a home in Bermuda. Such fees, consisting primarily of stamp duty, realtor commissions and alien license fees, apply to property transfers to non-Bermudians.

(g)   Mr. Miller joined White Mountains in April 2005. His 2005 annual bonus compensation included a $500,000 sign-on bonus. See “Employment, Termination of Employment and Change in Control Agreements.”

(h)   Mr. Foy joined White Mountains in April 2003. His 2003 annual bonus compensation included a $500,000 sign-on bonus. See “Employment, Termination of Employment and Change in Control Agreements.”

(i)    Mr. Barrette retired from the Company in October 2005.

Option Grants in Last Fiscal Year

The Company did not grant any Options during 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes, for the applicable Named Executive Officers, incentive stock options exercised or exchanged during the Company’s latest fiscal year, and the number and in-the-money value of incentive stock options outstanding as of December 31, 2005:

			As of December 31, 2005
	Year ended December 31, 2005		Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the- Money Options at Fiscal Year-End ($)
Name	Common Shares Acquired (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven E. Fass	0	0	5,400	3,600	2,210,216	1,473,477
Raymond Barrette	2,500	1,073,909	230	0	94,139	0

Mr. Barrette forfeited 4,500 unvested incentive stock options to acquire common shares upon his retirement from the Company in October 2005.

Long-Term Incentive Plans - Awards in Last Fiscal Year

White Mountains Performance Shares

The following table summarizes the performance share grants made to the Named Executive Officers during 2005:

Name	Performance Cycle	Number of Performance Shares Awarded (#)	Performance Period for Payout	Estimated Future Payouts (a)
				Threshold (#)	Target (#)	Maximum (#)
Steven E. Fass	2005 - 2007	5,000	3 yrs.	0	5,000	10,000
	2004 - 2006	1,000	3 yrs.	0	1,000	2,000
T. Michael Miller	2005 - 2007	3,000	3 yrs.	0	3,000	6,000
	2004 - 2006	1,200	3 yrs.	0	1,200	2,400
David T. Foy	2005 - 2007	6,000	3 yrs.	0	6,000	12,000
Gary C. Tolman	2005 - 2007	1,763	3 yrs.	0	1,763	3,526
Charles B. Chokel	2005 - 2007	2,500	3 yrs.	0	2,500	5,000
Raymond Barrette (b)	2005 - 2007	0	3 yrs.	0	0	0

(a)   Performance shares are payable only upon completion of pre-defined business goals and are valued based on the market value of common shares at the time awards are earned. Performance shares are typically paid in cash but in some cases can be paid in common shares if the Compensation Committee so determines. With respect to the performance shares awarded to the Named Executive Officers during 2005 for the three-year performance cycle from January 1, 2005 to December 31, 2007 and the performance shares awarded to Messrs. Fass and Miller during 2005 for the three-year performance cycle from January 1, 2004 to December 31, 2006, target performance is the attainment of a corporate annualized return on equity (“ROE”) of 13% after-tax as measured by the Company’s growth in its intrinsic business value. At a ROE of 6% or less (threshold) the percentage of performance shares payable will be 0% and at a ROE of 20% or more (maximum) the percentage of performance shares payable will become 200% of target.

(b)   Mr. Barrette was awarded 8,000 performance shares at target during 2005 for the three-year performance period from January 1, 2005 to December 31, 2007, but forfeited all his outstanding performance shares upon his retirement from the Company in October 2005.

White Mountains Re Performance Units

Mr. Fass was also granted White Mountains Re performance units during 2005 for the three-year performance period from January 1, 2005 to December 31, 2007 as follows:

Name	Number of Performance Units Awarded (#)	Performance Period for Payout	Estimated Future Payouts (a)
			Threshold (#)	Target (#)	Maximum (#)
Steven E. Fass	1,400	3 yrs.	0	1,400	2,800

(a)   Mr. Fass’ performance units are payable only upon completion of pre-defined business goals. Each unit is initially valued at $1,000 (or $1,400,000 in total) and compounds in value by White Mountains Re’s after-tax underwriting return on capital (“UROC”) achieved during the performance period. With respect to this award, target performance is the attainment of a 13% UROC. At a UROC of 6% or less (threshold) the percentage of performance units payable will be 0% and at a UROC of 20% or more (maximum) the percentage of performance units payable will be 200% of target. For results above or below target, linear interpolation is used to calculate the performance factor. UROC is a proprietary measure which is viewed by the Company as being indicative of White Mountains Re’s operating performance.

OneBeacon Performance Units

Mr. Miller was also granted OneBeacon performance units during 2005 for the three-year performance period from January 1, 2005 to December 31, 2007 and the three-year performance period from January 1, 2004 to December 31, 2006 as follows:

Name	Performance Cycle	Number of Performance Units Awarded (#)	Performance Period for Payout	Estimated Future Payouts (a)
				Threshold (#)	Target (#)	Maximum (#)
T. Michael Miller	2005 - 2007	10,560	3 yrs.	0	10,560	21,120
	2004 - 2006	8,000	3 yrs.	0	8,000	16,000

(a)   Mr. Miller’s performance units are payable only upon completion of pre-defined business goals. In addition, each unit is initially valued at $100 (or $1,056,000 in total for the 2005 - 2007 cycle, $800,000 in total for the 2004 - 2006 cycle) and compounds in value by OneBeacon’s UROC achieved during the performance period. With respect to Mr. Miller’s award for the three-year performance period from January 1, 2005 to December 31, 2007, target performance is the attainment of an adjusted GAAP combined ratio of 95% . At an adjusted GAAP combined ratio of 100% or more (threshold) the percentage of performance units payable will be 0% and at an adjusted GAAP combined ratio of 90% or less (maximum) the percentage of performance units payable will be 200% of target. With respect to Mr. Miller’s award for the three-year performance period from January 1, 2004 to December 31, 2006, target performance is the attainment of an adjusted GAAP combined ratio of 94%. At an adjusted GAAP combined ratio of 99% or more (threshold) the percentage of performance units payable will be 0% and at an adjusted GAAP combined ratio of 88% or less (maximum) the percentage of performance units payable will be 200% of target. The adjusted GAAP combined ratio is a proprietary measure which is viewed by the Company as being indicative of OneBeacon’s underwriting performance and UROC is a proprietary measure which is viewed by the Company as being indicative of OneBeacon’s operating performance.

Esurance Performance Units

Mr. Tolman was also granted Esurance performance units during 2005 for the three-year performance period from January 1, 2005 to December 31, 2007, the two-year performance period from January 1, 2005 to December 31, 2006 and the one-year performance period from January 1, 2005 to December 31, 2005 as follows:

Name	Performance Cycle	Number of Performance Units Awarded (#)	Performance Period for Payout	Estimated Future Payouts (a)
				Threshold (#)	Target (#)	Maximum (#)
Gary C. Tolman	2005 - 2007	906	3 yrs.	0	906	906
	2005 - 2006	621	2 yrs.	0	621	621
	2005	307	1 yr.	0	307	307

(a)   Each unit is initially valued at $1,000 (or $307,000 in total for the 2005 cycle, $621,000 in total for the 2005 - 2006 cycle, $906,000 in total for the 2005 - 2007 cycle) and compounds in value by Esurance’s after-tax return on capital (“EROC”) achieved during the performance period. With respect to each of these awards, at an Esurance economic combined ratio (the “Esurance Ratio”) of 100% or less, the Compensation Committee shall determine the percentage of performance units payable but in no event shall the percentage be greater than 100% (target). At an Esurance Ratio of greater than 100% (threshold), the percentage of performance units payable will be 0%. EROC and the Esurance Ratio are proprietary measures which are viewed by the Company as being indicative of Esurance’s operating performance.

Retirement Plans

Pension Plans. Mr. Fass is a participant in a qualified defined benefit pension plan of Folksamerica (the “Folksamerica Plan”). Benefit accruals under the Folksamerica Plan were frozen for all participating employees as of December 31, 2002. The annual benefit payable to Mr. Fass upon retirement at age 65 under the Folksamerica Plan is $63,160. Mr. Barrette was formerly a participant in a qualified defined benefit pension plan and a non-qualified supplemental retirement plan of OneBeacon (the “OneBeacon Plans”). Benefit accruals under the OneBeacon Plans were frozen for all participating employees as of December 31, 2002. Upon Mr. Barrette’s retirement in 2005, he received a lump-sum distribution of $106,757 from the OneBeacon Plans.

Deferred Benefit Plan. Mr. Fass is a participant in a non-qualified deferred compensation plan of Folksamerica (the “Deferred Benefit Plan”) which was frozen at December 31, 2002. The Deferred Benefit Plan credited each participant’s account annually with amounts based on the additional value of pension and 401(k) benefits earned that were above Internal Revenue Service limits on qualified plan benefits. Pursuant to the Deferred Benefit Plan, Mr. Fass’ remuneration payable can be invested in various investment options including common shares. None of the investment options offered under the Deferred Benefit Plan provides an above-market rate of interest. Mr. Fass’ account balance under the Deferred Benefit Plan was approximately $1,060,387 as of December 31, 2005, no portion of which was denominated in common shares.

Voluntary Deferred Compensation Plans. The Named Executive Officers are eligible to voluntarily participate in various unfunded, nonqualified plans for the purpose of deferring current compensation for retirement savings (the “Deferred Compensation Plans”). Pursuant to the Deferred Compensation Plans, participants can choose to defer all or a portion of qualifying remuneration payable (consisting of base salary, annual bonus or long-term incentive compensation), which can be invested in various investment options including common shares. None of the investment options offered under the Deferred Compensation Plans provides an above-market rate of interest.

The table below sets forth the vested balances of the Named Executive Officers under the Deferred Compensation Plans and the percentage of such balances denominated in common shares as of December 31, 2005:

Participant	Balance		% of Balance Denominated in Common Shares

Steven E. Fass	$10,348,865		74%

Raymond Barrette	$48,001,511	(a)	51%

Gary C. Tolman	$4,181,252		0	%(b)

(a)  In connection with his retirement, Mr. Barrette began receiving distributions under the Deferred Compensation Plans in early 2006. As of March 27, 2006, Mr. Barrette’s remaining balance under the Deferred Compensation Plans was approximately $22 million.

(b) In accordance with the terms of the Esurance Holdings, Inc. Select Deferred Compensation Plan, Mr. Tolman’s balance is invested entirely in phantom shares of Esurance.

All compensation credited to the Deferred Compensation Plan accounts of the Named Executive Officers has been included in the Summary Compensation Table for the period in which such compensation was earned (subject to deferral).

Employment, Termination of Employment and Change in Control Agreements

Employment Agreements

Pursuant to his April 2005 employment letter, Mr. Miller was provided, in addition to OneBeacon’s customary officer benefits, a sign-on bonus of $1,000,000 ($500,000 of which was paid in 2005 and $500,000 was paid in 2006) and a guaranteed annual bonus of no less than $200,000 for 2005, 2006 and 2007. Each installment of Mr. Miller’s sign-on bonus carries with it the obligation that he remain employed with White Mountains for the twelve month period following receipt of each installment. Under certain circumstances, if Mr. Miller’s employment with OneBeacon is terminated within the first two years, Mr. Miller is entitled to a separation payment equal to two years of salary.

Pursuant to his February 2003 employment letter, Mr. Foy was provided, in addition to the Company’s customary officer benefits, a sign-on bonus of $500,000, a guaranteed annual bonus of no less than $200,000 for 2003, 2004 and 2005 and a one-time grant of 3,000 Restricted Shares vesting at the end of Mr. Foy’s third year of employment. Under certain circumstances, if Mr. Foy’s employment with the Company is terminated within the first three years, Mr. Foy is entitled to one year of accrued salary and bonus and a cash payment equal to a pro rated value of his unearned performance share awards in an amount not less than the value of 3,000 common shares.

Change in Control Agreements

The Company has no change in control agreements with its executive officers.  Under the Incentive Plan, if a change in control of the Company were to occur, certain events, such as involuntary or constructive employment termination or amendments to the Incentive Plan which are materially adverse to Incentive Plan participants, may cause Options to become fully exercisable, Restricted Shares to become immediately vested and performance shares and performance units to become payable in full or in part. Such circumstances are more fully described in the Incentive Plan. In addition, a change in control of the Company may trigger distributions under certain of the Deferred Compensation Plans and the Deferred Benefit Plan in accordance with their terms.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Mr. Berkowitz, who is a member of the Compensation Committee, is Deputy Chairman and a director of Olympus. See “Certain Relationships and Related Transactions - Olympus.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Berkshire

Berkshire owns approximately 16% of the Company’s common shares.

During 2005, White Mountains paid a total of $1.4 million to NetJets, Inc., a wholly-owned subsidiary of Berkshire, for the management and operation of White Mountains’ fractionally-owned aircraft.

In the ordinary course of its business, White Mountains has, and in the future may, enter into insurance and reinsurance transactions with Berkshire on arm’s length terms and conditions.

Berkshire owns approximately 24% of the common shares of Symetra on a fully converted basis. White Mountains and Berkshire co-led the investor group that acquired Symetra for $1.35 billion on August 2, 2004. See “Symetra” below.

Olympus

Folksamerica Re and Sirius International have participated in quota share retrocessional arrangements with Olympus. Under these arrangements, for an override commission on premiums ceded, Folksamerica Re ceded up to 75% of substantially all of its short-tailed excess of loss business, mainly property and marine, and 50% of its proportional property business and Sirius International ceded 25% of its new and renewal short-tailed proportional and excess of loss business to Olympus. Additionally, White Mountains Re was to receive a profit commission with respect to the profitability of the business placed with Olympus. This profit commission arrangement is subject to a deficit carryforward whereby net underwriting losses from one underwriting year carryover to future underwriting years. Olympus recorded substantial net underwriting losses in 2005. Accordingly, White Mountains Re did not record a profit commission from Olympus during 2005 and does not expect to record profit commissions from Olympus for the foreseeable future. During 2004 and 2003, White Mountains Re recorded profit commissions from Olympus of $12.6 million and $45.2 million, respectively.

Effective January 1, 2006, Sirius International no longer cedes any of its business to Olympus and Folksamerica Re renewed its quota-share reinsurance arrangements with Olympus on modified terms. Under its revised arrangements, for an override commission on premiums ceded, Folksamerica Re will cede up to 35% of its 2006 underwriting year short-tailed excess of loss business, mainly property and marine, to Olympus and a newly-formed reinsurer, Helicon Reinsurance Company, Ltd. (“Helicon”). Olympus and Helicon share, pro rata, in this up to 35% cession based on their relative capital bases. The 2005 and prior underwriting year business will continue to run-off with Olympus.

Investment funds managed by Franklin, which own approximately 19% of the common shares of the Company, own approximately 3% of Olympus. Mr. Berkowitz, a director of the Company, is the founder and Managing Member of Fairholme, a registered investment adviser. Mr. Berkowitz is Deputy Chairman and a director of Olympus and, through Fairholme, controls approximately 2% of the common shares of Olympus. Mr. John Gillespie, a director of the Company, through investment management arrangements including Prospector, controls less than 0.1% of the common shares of Olympus. In addition, other directors and executive officers of White Mountains (consisting of Messrs. Byrne, Fass and Waters) own approximately 0.6% of the common shares of Olympus. White Mountains does not own any direct interest in, nor does it control, Olympus or Helicon. In addition, Mr. Waters’ consulting firm, Mulherrin, was retained by Olympus and Helicon during 2005 to perform advisory services. Mulherrin earned approximately $230,000 during 2005 for such services.

During 2005, 2004 and 2003, White Mountains ceded $451.6 million, $465.6 million and $449.1 million, respectively, in written premiums and $841.8 million, $269.5 million and $107.0 million, respectively, in losses and loss adjustment expenses to Olympus. White Mountains receives fee income on reinsurance placements referred to Olympus and is entitled to additional fees based on net underwriting profits on referred business. During 2005, 2004 and 2003, White Mountains earned $60.7 million, $68.7 million and $98.4 million of fee income from Olympus.

Symetra

Through its holdings of common shares and warrants, White Mountains owns approximately 24% of Symetra on a fully-converted basis. White Mountains is entitled to appoint three persons to Symetra’s eight member board of directors (currently Messrs. John Gillespie, Robert R. Lusardi and Foy). In addition, Mr. Foy serves as Chairman of Symetra.

Berkshire owns approximately 24% of the common shares of Symetra on a fully-converted basis. In addition, investment funds managed by Franklin own approximately 10% of the common shares of Symetra on a fully converted basis. Mr. Berkowitz, through Fairholme, controls approximately 2% of the common shares of Symetra on a fully converted basis. Mr. John Gillespie, through investment management arrangements including Prospector, controls approximately 3% of the common shares of Symetra on a fully converted basis.

FSA

At December 31, 2005, White Mountains owned 1% of the common shares of FSA with a fair value of $53.2 million. Mr. Cochran, a director of the Company, is Chairman and CEO of FSA. Effective March 31, 2006, White Mountains is required to sell this investment back to FSA’s parent, Dexia S.A.

Prospector

During 2005, White Mountains revised its relationship with Prospector and Mr. John Gillespie, Prospector’s founder and Managing Member. The revised arrangement was effective as of August 1, 2005 and is summarized as follows:

Under the revised relationship, Prospector serves as a discretionary adviser with respect to specified assets, primarily equity securities, managed by WM Advisors on behalf of White Mountains, Montpelier and Symetra. Pursuant to an Investment Management Agreement, during 2005 Prospector charged WM Advisors fees based on the following schedule: 100 basis points on the first $200 million; 50 basis points on the next $200 million; and 15 basis points on amounts over $400 million. Effective March 1, 2006, pursuant to an amendment to the Investment Management Agreement, Prospector will charge WM Advisors fees based on the following schedule: 100 basis points on the first $200 million; 50 basis points on the next $200 million; and 25 basis points on amounts over $400 million. At December 31, 2005, Prospector served as a discretionary advisor to WM Advisors with respect to approximately $1.6 billion of specified assets and during 2005 earned $2.8 million in fees pursuant to the Investment Management Agreement.

Under the revised relationship, Prospector advises White Mountains on matters including capital management, asset allocation, private equity investments and mergers and acquisitions. Pursuant to a Consulting Agreement for those services, Prospector has been granted 7,000 performance shares for the 2005-2007 performance cycle. In accordance with the terms of the Incentive Plan, performance against target governing the performance shares will be confirmed by the Compensation Committee of the Board following the end of 2007 and the number of performance shares actually awarded at that time will range from 0% to 200% of the target number granted. Commencing with the 2006-2008 performance cycle, unless and until the Consulting Agreement has been terminated, and subject to the approval of the Compensation Committee, at the beginning of each performance cycle Prospector shall be granted performance shares with a target value at the time of grant of approximately $4.5 million. The Compensation Committee shall establish the performance target for such performance shares.

The existing revenue sharing arrangement between Prospector and Fund American Companies, Inc., a wholly-owned subsidiary of the Company, was terminated. During 2005, White Mountains’ received total revenues of approximately $2.1 million and paid total expenses of approximately $2.1 million under this revenue sharing agreement. The provisions of a second revenue sharing agreement that pertains to the founder’s revenue share to which Folksamerica is entitled remains in effect. During 2005, White Mountains earned $.3 million under said agreement.

Mr. Gillespie remains a director of White Mountains, but is no longer Deputy Chairman of the Board and President of WM Advisors. Pursuant to the Consulting Agreement described above, Mr. Gillespie’s 8,000 target performance shares for the 2005-2007 performance cycle were canceled without payment and his 10,000 and 13,000 target performance shares for the 2004-2006 and 2003-2005 performance cycles, respectively, remained outstanding. In addition, Mr. Gillespie’s previous Employment Agreement with White Mountains was terminated and the severance provisions were amended. Under the amended provisions, in the event the Consulting Agreement is terminated for any reason, Mr. Gillespie is entitled to receive a payment equal to the market value of his outstanding performance shares for the 2004-2006 cycle pro-rated for that portion of the performance period that preceded the termination. Mr. Gillespie’s performance share payout for the 2003-2005 performance cycle was earned on February 22, 2006 and he was paid $11.4 million.

At December 31, 2005, White Mountains had $125.2 million invested in limited partnership investment interests managed by Prospector. In addition, Messrs. Byrne, George Gillespie and John Gillespie, each directors of the Company, owned limited partnership investment interests managed by Prospector as of such date.

Other relationships and transactions

In accordance with the terms of a voluntary exchange offer made by White Mountains to all employees of Esurance Inc., Mr. Tolman’s ownership interests in Esurance Inc. (which consisted of a 1% phantom interest in the equity of Esurance Inc. that he acquired in 2001, incentive stock options to acquire 502,550 common shares of Esurance Inc. at a price of $.30 per share that he was awarded in 1999 and incentive stock options to acquire 7,000,000 common shares of Esurance Inc. at a price of $.047 per share that he was awarded in 2001) were exchanged in 2005 for a balance in a non-qualified deferred compensation plan in the amount of $2,910,768. The Company concluded that this consideration created no additional compensation for Mr. Tolman. In connection with the exchange offer, Mr. Tolman also received an additional deferred compensation balance of $890,388 as a make-whole adjustment for unfavorable tax consequences resulting from the exchange as well as a cash payment of $428,476 as an incentive to accept the terms of the exchange; these items, which totalled $1,318,864, have been included in the Summary Compensation Table as compensation.

Mr. Clark, a director of the Company, is Vice Chairman of Lehman. Lehman has, from time to time, provided various services to White Mountains including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services.

Mr. George Gillespie, Chairman of the Company, was a Partner at CS&M through December 31, 2005 and currently serves as Special Counsel to CS&M. CS&M has been retained by White Mountains from time to time to perform legal services.

Mr. Mark Byrne, a son of director Jack Byrne, is a co-owner of Longtail Aviation (“Longtail”), a Bermuda-based aircraft charter company. During 2005, White Mountains paid Longtail approximately $86,000 for aircraft services.

Mr. John Gillespie indirectly through general and limited partnership interests holds a 44% interest in Dowling & Partners Connecticut Fund III, LP (“Fund III”). Two of the Company’s indirect wholly-owned subsidiaries, OneBeacon Professional Partners (“OBPP”) and Folksamerica Specialty Underwriting, Inc. (“FSUI”), have borrowed approximately $8 million and $7 million, respectively, from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the “CIR Act”). The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers. The loans made by Fund III to OBPP and FSUI are qualifying investments and, together, have the potential to generate up to $15 million of tax credits that would be shared equally between Fund III on the one hand and OBPP and FSUI on the other. As a result of his interest in Fund III, Mr. Gillespie could realize up to $3.3 million from such tax credits.

In 2001, WM Advisors entered into a five-year lease at a market-based rate for a building partially owned by Mr. John Gillespie and trusts for the benefit of members of his family (the “Gillespie Trusts”). For 2005, the rental payments attributable to Mr. Gillespie’s ownership in the building totalled approximately $18,000 and the rental payments attributable to the Gillespie Trusts’ ownership in the building totalled approximately $144,000.

EQUITY COMPENSATION PLAN TABLE

The following table provides information as of December 31, 2005 with respect to common shares that may be issued under White Mountains’ existing incentive compensation plans. Performance shares awarded under the Incentive Plan are typically paid in cash, though they may be paid in common shares at the election of the Board or a Committee of the Board. For that reason, these plans are listed in the Equity Compensation Plan Table below. Certain subsidiary incentive plans are cash-based plans which do not provide for the issuance of common shares and are therefore excluded from this table.

	(1)	(2)	(3)
Plan category	Number of securities that may be issued upon exercise or vesting of outstanding options, warrants and rights at target	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders - Incentive Plan:			400,000	(d)
Performance shares	165,303	$0
Restricted Shares (a)	13,000	0
Options (b)	34,280	149.25
Equity compensation plans not approved by security holders - Performance Plan (c):
Performance shares	10,590	$0	500,000

(a)   The outstanding Restricted Shares, which were granted in 2003 and 2004, are currently outstanding but have not been earned. These Restricted Shares cliff vest over a three year term from the date of grant based on continuous service by the employee throughout such period.

(b)   The Options were granted in 2000 at an exercise price equal to the underlying market value of common shares on the date of grant. The exercise price escalates on a straight-line basis by 6% per annum over the ten-year life of the Options. The weighted average shown above represents the effective exercise price per Option at December 31, 2005.

(c)   The OneBeacon Performance Plan (the “Performance Plan”) is a long-term incentive plan of OneBeacon which provides for granting of performance shares to certain of its key employees. The performance goals for full payment of performance shares issued under the Performance Plan are similar to those of the Incentive Plan. The Performance Plan was not subject to Member approval.

(d)   Under NYSE rules, common shares remain available for issuance when the Company pays cash or establishes deferred compensation balances in the settlement of its performance share obligations (which is typically the case) rather than issuing common shares. However, in keeping with the Company’s corporate governance standards, the Compensation Committee has taken a more conservative approach by counting the number of performance shares granted at “target” against the Incentive Plan inventory. Under the Company’s approach, as of March 27, 2006, 337,585 common shares remained available for future issuance under the Incentive Plan.

MEMBER PERFORMANCE GRAPH

The following graph shows the five-year cumulative total return for a Member who invested $100 in common shares (NYSE symbol “WTM”) as of January 1, 2001, assuming re-investment of dividends. Cumulative returns for the five-year period ended December 31, 2005 are also shown for the Standard & Poor’s 500 Stocks (Property & Casualty) Capitalization Weighted Index (“S&P P&C”) and the Standard & Poor’s 500 Stocks Capitalization Weighted Index (“S&P 500”) for comparison.

As stated herein, White Mountains’ various compensation plans are based on its growth in its intrinsic value per common share. The Company’s long-term goal is to maximize its intrinsic business value per common share which will, in turn, affect its market value per common share.

Five-Year Cumulative Total Return

(value of $100 invested January 1, 2001)

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Philosophy

The Company’s executive compensation policies are designed with one goal in mind, maximization of Member value over long periods of time. The Compensation Committee believes that this goal is best pursued by utilising a pay-for-performance program that serves to attract and retain superior executive talent and provide management with performance-based incentives to maximize Member value. Through this compensation program, the Compensation Committee seeks to maximize Member value by aligning closely the financial interests of management with those of its Members. To that end, the Compensation Committee has established base salaries and annual bonus targets for the Company’s executives that tend to be lower than those paid by peer companies, while emphasizing highly variable long-term incentives. The long-term incentives are designed to pay a percentage of the value added over a low-risk threshold.

The Compensation Committee believes that the principal long-term measure of Member value created (or lost) is the Company’s growth in its intrinsic value per share which is also referred to as its return on equity (“ROE”). In determining intrinsic value per share, the Compensation Committee considers the Company’s growth in economic value per share (which is weighted 50%), growth in tangible book value per share (which is weighted 25%) and growth in market value per share (which is weighted 25%). This proprietary measure is viewed by management and the Board as being an objective and conservative measure of the value of the Company and includes the projected cost of all outstanding compensation awards. The Compensation Committee believes that, over long periods of time, maximizing the Company’s intrinsic value per share will maximize Member returns.

The Compensation Committee also believes that performance-based compensation for key employees should be payable in full only if the Company achieves superior returns for its Members. Therefore, the targets of many of its performance-based compensation programs are directly linked to achievement of a stated annualized ROE. With respect to the Company’s 2005 annual bonus program, target was set at 14.5%. With respect to the White Mountains performance share awards earned for the thee-year performance period from January 1, 2003 to December 31, 2005, target was set at 11% and with respect to the White Mountains performance share awards granted for the thee-year performance period from January 1, 2005 to December 31, 2007, target was set at 13%.

Certain annual and long-term compensation awards at the Company’s subsidiaries are not directly tied to the Company’s ROE. Instead, those awards are measured using goals that are pertinent to the subsidiary’s overall business objectives which, if met, will allow the Company to achieve its ROE objectives.

2005 Compensation Actions

Compensation of White Mountains’ executive officers (including its CEO), consists primarily of three components: base salary, annual bonus and long-term incentive awards.

Base Salary

Base salary for each Named Executive Officer is established annually, on or about March 1. When establishing the 2005 base salaries of the Named Executive Officers, the Compensation Committee considered numerous factors including each Named Executive Officer’s qualifications, corporate responsibilities, performance since their last salary adjustment and, except for the CEO, the recommendations of the CEO. The current maximum base salary for the Named Executive Officers is $400,000.

Annual Bonus

For 2005, the annual bonus target for each Named Executive Officer was equal to 50% of base salary. Each Named Executive Officer participates in the annual bonus pool of his affiliated business unit. The aggregate bonus pool size for each business unit can range from 0% to 200% of target. Individual bonuses can vary widely around the pool average and no cap (other than the size of the pool) applies to any single individual. Typically, the CEO of a business unit receives the average bonus percentage applicable to the business unit.

When approving the 2005 annual bonus pools, the Compensation Committee considered numerous factors including performance versus the objectives set forth in the Annual Business Plans of, as applicable, the Company, White Mountains Re, OneBeacon and Esurance, their respective financial performance for the latest fiscal year or otherwise, and the recommendations of the CEO.

After approving the 2005 annual bonus pools, the Compensation Committee considered the annual bonuses for Named Executive Officers. The factors considered by the Compensation Committee included individual achievements as compared to objectives contained in the Annual Business Plans, the contribution of such achievements to the Company’s overall financial performance and the recommendations of the CEO.

The Compensation Committee determined that the 2005 financial results of the Company (the basis for Messrs. Fass, Foy and Chokel’s annual bonus) did not warrant a bonus pool. The principal factor considered by the Compensation Committee in making this determination was the level of the Company’s growth in intrinsic value in 2005, which was well below target. Mr. Foy, in accordance with the terms of his employment letter, received a 2005 annual bonus of $200,000. See “Employment, Termination of Employment and Change in Control Agreements.”

The Compensation Committee determined that the 2005 financial results of OneBeacon (the basis for Mr. Miller’s annual bonus) warranted a bonus pool of 100% of target. The principal factor considered by the Compensation Committee in making this determination was OneBeacon’s 2005 adjusted combined ratio, which met target. As CEO of the business unit, Mr. Miller was allocated an annual bonus for 2005 equal to the average bonus percentage of 100% of target, or $200,000.

The Compensation Committee determined that the 2005 financial results of Esurance (the basis for Mr. Tolman’s annual bonus) warranted a bonus pool of 95% of target. The principal factors considered by the Compensation Committee in making this determination were Esurance’s strong underwriting results while growing substantially (75% year-over-year). As CEO of the business unit, Mr. Tolman was allocated an annual bonus for 2005 equal to the average bonus percentage of 95% of target, or $190,000.

Mr. Barrette did not receive an annual bonus for 2005 as he retired from the Company prior to year-end.

Other Annual Compensation of the CEO

In May 2004, the Compensation Committee approved a $12,000 monthly housing allowance for Mr. Fass in connection with his relocation to Bermuda, which is in-line with amounts paid by other Bermuda-domiciled insurers.

Long-Term Incentive Compensation

Over the past several years, the Company has principally utilized performance shares in its long-term compensation plans. Performance shares are payable only upon completion of pre-defined business goals and are valued based on the market value of common shares at the time awards are earned. Based on the level of performance against the pre-defined goals, the number of actual shares awarded can range from 0% to 200% of the number of target shares originally granted. Performance shares are typically paid in cash but can be paid in common shares if the Compensation Committee so determines.

A portion of the long-term incentive compensation grants made to those Named Executive Officers who are employees of the Company’s operating subsidiaries are typically made in performance units, the value of which is tied to the performance of the applicable operating subsidiary. Performance units are payable only upon completion of pre-defined business goals and are paid in cash. Performance units typically compound in value by the particular subsidiary’s after-tax return.

The Compensation Committee believes that awards of performance shares and performance units appropriately incentivize management to maximize Member value over the long term which aligns the interests of management with those of the Company’s Members.

Long-term incentive awards earned during 2005

From January 1, 2003 to December 31, 2005, including dividends returned, the Company’s tangible GAAP book value increased by approximately $1.0 billion and its market capitalization increased by approximately $2.6 billion.

Messrs. Fass, Foy and Chokel had, pursuant to a 2003 grant, 5,000, 10,000 and 3,000 target White Mountains performance shares, respectively, eligible for payout for the 2003-2005 performance share cycle. Target performance was predetermined by the Compensation Committee to be an ROE of 11%. At an ROE of 4% or less, no such performance shares would be earned, and at an ROE at or above 21%, 200% of such performance shares would be earned. In light of the results attained during the performance period, the Compensation Committee determined that the 2005 White Mountains performance shares were earned 142% based on an ROE of 15.2% versus target of 12%. As a result, Messrs. Fass, Foy and Chokel earned 7,100, 14,200 and 4,260 White Mountains performance shares, respectively, on February 22, 2006. The dollar value of such performance shares earned is included in the Summary Compensation Table for 2005.

Mr. Fass also had a contingent cash award under the Folksamerica Holding Company, Inc. Long-Term Incentive Plan for the 2003 to 2005 performance period. The target amount of this award was 100% of Mr. Fass’ 2003 base salary increased or decreased by Folksamerica’s UROC achieved during 2003 and White Mountains Re’s UROC achieved during 2004 and 2005 (the “Adjusted UROC”). With respect to this award, target performance was predetermined to be the attainment of a 13.3% Adjusted UROC. At an Adjusted UROC of 6.3% or less, the award would not be earned and at an Adjusted UROC of 20.3% or more, the award would be earned 200%. During the 2003-2005 performance cycle, an Adjusted UROC of 16.3% was attained and as such the Compensation Committee determined that 144% of Mr. Fass’ award, or $1,132,051, was earned on February 22, 2006. This amount is included in the Summary Compensation Table for 2005.

Mr. Miller joined the Company during 2005 and did not have any long-term incentive awards for the 2003 to 2005 performance cycle.

Mr. Tolman had, pursuant to a 2005 grant, 307 target Esurance performance units eligible for payout for the performance unit cycle from January 1, 2005 to December 31, 2005. With respect to this award, target performance was predetermined by the Compensation Committee to be an EROC of 22.3%. During the 2005 performance cycle, an EROC of 21.0% was attained and as such the Compensation Committee determined that 90% of Mr. Tolman’s award, or $334,323, was earned on February 22, 2006. This amount is included in the Summary Compensation Table for 2005.

Mr. Chokel also had, pursuant to a 2003 grant under the OneBeacon Insurance Performance Unit Plan, 10,000 target OneBeacon performance units eligible for payout for the performance unit cycle from January 1, 2003 to December 31, 2005. With respect to this award, target performance was determined by the Compensation Committee to be a 96% adjusted combined ratio. At an adjusted combined ratio of 99% or more, the award would not be earned and at an adjusted combined ratio of 92% or less, the award would be earned 200%. During the 2003 - 2005 performance cycle, an adjusted combined ratio of 97.3% was attained and as such the Compensation Committee determined that 57% of Mr. Chokel’s award, or $1,376,000, was earned on February 22, 2006. This amount is included in the Summary Compensation Table for 2005.

Mr. Barrette had, pursuant to a 2003 grant, 15,000 target White Mountains performance shares eligible for payout for the 2003-2005 performance share cycle but, under the terms of the Incentive Plan, forfeited such performance shares upon his retirement from the Company in October 2005.

Long-term incentive awards granted during 2005

During 2005, Messrs. Fass, Miller, Foy, Tolman and Chokel were granted 5,000, 3,000, 6,000, 1,763 and 2,500 target White Mountains performance shares, respectively, by the Compensation Committee for the three-year performance cycle from January 1, 2005 to December 31, 2007. If the level of performance against the pre-defined goals were to result in a payout of 200% of target, Messrs. Fass, Miller, Foy, Tolman and Chokel would earn 10,000, 6,000, 12,000, 3,526 and 5,000 performance shares, respectively, for this performance cycle. During 2005, Messrs. Fass and Miller were also granted 1,000 and 1,200 target White Mountains performance shares, respectively, by the Compensation Committee for the three-year performance cycle from January 1, 2004 to December 31, 2006 as a result of promotions they received during the year. If the level of performance against the pre-defined goals were to result in a payout of 200% of target, Messrs. Fass, and Miller would earn 2,000 and 2,400 performance shares, respectively, for this performance cycle. With respect to the target performance shares awarded to the Named Executive Officers during 2005, target performance is an ROE of 13%. At a ROE of 6% or less (threshold) the percentage of performance shares payable will be 0% and at a ROE of 20% or more (maximum) the percentage of performance shares payable will become 200% of target.

Mr. Fass was also granted a contingent award of 1,400 target White Mountains Re performance units during 2005 for the three-year performance cycle from January 1, 2005 to December 31, 2007. Each performance unit is initially valued at $1,000 (or $1,400,000 in total) and compounds in value by White Mountains Re’s after-tax UROC achieved during the performance period. With respect to this award, target performance is a 13% UROC. At a UROC of 6% or less (threshold) the percentage of performance units payable will be 0% and at a UROC of 20% or more (maximum) the percentage of performance units payable will be 200% of target. For results above or below target, linear interpolation is used to calculate the performance factor.

Mr. Miller was also granted a contingent award of 10,560 target OneBeacon performance units during 2005 for the three-year performance cycle from January 1, 2005 to December 31, 2007. Each performance unit is initially valued at $100 (or $1,056,000 in total) and compounds in value by OneBeacon’s after tax UROC achieved during the performance period. With respect to this award, target performance is an adjusted GAAP combined ratio of 95%. At an adjusted GAAP combined ratio of 100% or more (threshold) the percentage of performance units payable will be 0% and at an Adjusted GAAP combined ratio of 90% or less (maximum) the percentage of performance units payable will be 200% of target. For results above or below target, linear interpolation is used to calculate the performance factor.

Mr. Miller was also granted a contingent award of 8,000 target OneBeacon performance units during 2005 for the three-year performance cycle from January 1, 2004 to December 31, 2006. Each performance unit is initially valued at $100 (or $800,000 in total) and compounds in value by OneBeacon’s pretax UROC achieved during the performance period. With respect to this award, target performance is an adjusted GAAP combined ratio of 94%. At an adjusted GAAP combined ratio of 99% or more (threshold) the percentage of performance units payable will be 0% and at an adjusted GAAP combined ratio of 88% or less (maximum) the percentage of performance shares payable will be 200% of target. For results above or below target, linear interpolation is used to calculate the performance factor.

Mr. Tolman was also granted a contingent award of 906, 621 and 307 target Esurance performance units during 2005 for the three-year performance cycle from January 1, 2005 to December 31, 2007, the two-year performance cycle from January 1, 2005 to December 31, 2006 and the one-year performance cycle from January 1, 2005 to December 31, 2005, respectively. Each performance unit is initially valued at $1,000 (or $906,000 in total for the 2005-2007 cycle, $621,000 in total for the 2005-2006 cycle and $307,000 in total for the 2005 cycle) and compounds in value by the EROC achieved during the performance period.

Mr. Barrette was granted 8,000 target White Mountains performance shares by the Compensation Committee for the three-year performance cycle from January 1, 2005 to December 31, 2007 but, under the terms of the Incentive Plan, forfeited such performance shares upon his retirement from the Company in October 2005.

The Company did not grant any Options to acquire common shares or Restricted Shares during 2005.

Federal Income Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code (the “Code”), the federal tax deduction for subsidiaries of the Company that are incorporated in the United States (“Domestic Subsidiaries”) for all compensation paid to certain highly-paid executive officers of Domestic Subsidiaries in any one year is limited to $1,000,000 per officer. Compensation that qualifies as performance-based compensation is exempt from this deduction limitation. The Compensation Committee believes that the federal tax deductions arising from an officer’s exercise of options or stock appreciation rights and amounts earned by an officer pursuant to performance share or performance unit awards should be exempt from this limitation. However, it is possible that in certain circumstances deductions arising from these awards would be subject to disallowance under Section 162(m) of the Code.

Summary

The Compensation Committee has reviewed all elements of the CEO’s and the other Named Executive Officers’ compensation including salary, bonus, long-term incentives, perquisites, the earnings and accumulated payout obligations under deferred compensation arrangements, frozen pension plan obligations and other compensation. The Compensation Committee believes the executive compensation policies and programs previously described are appropriate, competitive and are achieving their intended goal of maximizing Member value over long periods of time. The Compensation Committee continues to evaluate and, as necessary, update such policies and programs to assure they reinforce the Company’s key principal of “Think Like Owners”, while serving to attract, motivate and retain the best talent available.

March 31, 2006

Robert P. Cochran, Chairman
Bruce R. Berkowitz
Lowndes A. Smith

REPORT OF THE AUDIT COMMITTEE

In connection with the audit of the Company’s financial statements for the year ended December 31, 2005, the Audit Committee has: (1) reviewed and discussed with management and PWC the Company’s audited financial statements for the year ended December 31, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PWC’s audit of the Company’s internal control over financial reporting; (2) reviewed and discussed with PWC the matters required by Statement of Auditing Standards No. 61; and (3) reviewed and discussed with PWC the matters required by Independence Standards Board Statement No. 1.

Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PWC for services performed in 2005 and 2004 (as presented herein) are compatible with maintaining their independence. Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to the Members at the 2006 Annual Meeting.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting. The Company’s independent registered public accounting firm, PWC, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with Generally Accepted Accounting Principles (“GAAP”). In addition, PWC is responsible for expressing opinions on the effectiveness of the Company’s internal control over financial reporting and on management’s assessment thereon. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PWC. In giving its recommendation to the Board, the Audit Committee has relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PWC with respect to such financial statements.

The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.whitemountains.com.

March 31, 2006

Lowndes A. Smith, Chairman
Bruce R. Berkowitz
Edith E. Holiday

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES

The Audit Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by PWC. Annually, the Audit Committee receives and pre-approves a written report from PWC describing the elements expected to be performed in the course of its audit of the Company’s financials. All other audit, audit-related and non audit-related services rendered by PWC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Committee, provided that the Company’s General Auditor makes a full report of all services pre-approved by the policy at the next regularly scheduled meeting of the Committee.

It is the intent of the policy to assure that PWC’s performance of audit, audit-related and non audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services, fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit.

All services performed by PWC during 2005 and 2004 were pre-approved by the Audit Committee pursuant to the policy described above.

The services performed by PWC in 2005 and 2004 are described below. PWC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PWC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PWC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PWC. The independence of PWC is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by PWC for professional services provided in 2005 and 2004:

	2005	2004

Audit Fees (a)	$4,086,346	$4,320,220
Audit-Related Fees (b)	516,364	2,634,886
Tax Fees (c)	1,986,921	1,955,015
All Other Fees	0	0

(a)   The fees in this category were for professional services rendered in connection with (1) the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, set forth in the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements set forth in its Quarterly Reports on Form 10-Q, (3) audits of the Company’s subsidiaries that are required by statute or regulation, and (iv) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as comfort letters, consents and agreed upon procedures reports.

(b)   The fees in this category were for professional services rendered in connection with (1) consultations concerning financial accounting and reporting standards of transactions or events, (2) internal control reviews, (3) employee benefit plan audits and (iv) due diligence services.

(c)   The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

COMPLIANCE WITH SECTION 16(a) OF THE
EXCHANGE ACT

Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% Members are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2005.

PROPOSAL 2

ELECTION OF DIRECTORS OF
SIRIUS INTERNATIONAL

Bye-law 77 of the Company provides that the board of directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda or any other company designated by the Board, such as Sirius International, be elected by the Company’s Members.

Proposal 2 calls for the election of Messrs. Fass, G. Thompson Hutton (age 50, CEO of White Mountains Re), Jan A.M. Silverudd (age 41, by appointment of Sirius International’s employee union) and Goran Thorstensson (age 59, President and CEO of Sirius International) to the board of directors of Sirius International. Proposal 2 also calls for the election of Mr. Eivor A. Peterson (age 51, by appointment of Sirius International’s employee union) to the board of directors of Sirius International as Mr. Silverudd’s alternate, should Mr. Silverudd be unable to serve for any reason.

None of the director nominees will receive any compensation for their services as a director of Sirius International.

The Board recommends a vote FOR Proposal 2 which calls for the election of the director nominees of Sirius International.

PROPOSAL 3

ELECTION OF DIRECTORS OF
FUND AMERICAN RE AND SCANDINAVIAN RE

Bye-law 77 of the Company provides that the board of directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda, such as Fund American Re and Scandinavian Re, or any other company designated by the Board, be elected by the Company’s Members.

Proposal 3 calls for the election of Messrs. Dennis P. Beaulieu (age 58, the Company’s Corporate Secretary), Fass, Foy (age 39), John D. Liberator (age 49, President of Folks Re Solutions Ltd., a wholly-owned subsidiary of the Company), Michael E. Maloney (age 55, Managing Director of White Mountains Re), Robert L. Seelig (age 37, the Company’s Vice President and General Counsel), Thorstensson and Michael E. Tyburski (age 56, Managing Director of White Mountains Re) to the boards of directors of Fund American Re and Scandinavian Re.

None of the director nominees will receive any compensation for their services as a director of Fund American Re and Scandinavian Re.

The Board recommends a vote FOR Proposal 3 which calls for the election of the director nominees of Fund American Re and Scandinavian Re.

PROPOSAL 4

ELECTION OF DIRECTORS OF
WM LIFE RE

Bye-law 77 of the Company provides that the boards of directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, such as WM Life Re, or any other company designated by the Board, be elected by the Company’s Members.  WM Life Re is a newly organised subsidiary that was formed to pursue opportunities in life reinsurance.

Proposal 4 calls for the election of Messrs. Beaulieu, Fass, Foy and Seelig to the board of directors of WM Life Re. None of the director nominees will receive any compensation for their services as a director of WM Life Re.

The Board recommends a vote FOR Proposal 4 which calls for the election of the director nominees of WM Life Re.

PROPOSAL 5

ELECTION OF DIRECTORS OF
GALILEO

Bye-law 77 of the Company provides that the boards of directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, such as Galileo, or any other company designated by the Board, be elected by the Company’s Members.  Galileo is a newly organised subsidiary that was formed to pursue opportunities in weather risk management.

Proposal 5 calls for the election of Messrs. Foy and Robert R. Lusardi (age 49, Executive Vice President of White Mountains Capital, Inc., a wholly-owned subsidiary of the Company) to the board of directors of WM Life Re. None of the director nominees will receive any compensation for their services as a director of WM Life Re.

The Board recommends a vote FOR Proposal 5 which calls for the election of the director nominees of Galileo.

PROPOSAL 6

ELECTION OF DIRECTORS OF
ANY NEW NON-UNITED STATES OPERATING SUBSIDIARIES

Bye-law 77 of the Company provides that the boards of directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, or any other company designated by the Board, be elected by the Company’s Members.

Proposal 6 calls for the election of Messrs. Beaulieu, Fass, Foy and Seelig to the board of directors of any wholly-owned, non-United States operating subsidiary that may be formed by the Company in the future. None of the nominees will receive any compensation for their services as a director of any such company.

The Board recommends a vote FOR Proposal 6 which calls for the election of the director nominees of any new non-United States operating subsidiaries.

PROPOSAL 7

APPROVAL OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to Member approval, the Audit Committee of the Board has appointed PWC as the Company’s independent registered public accounting firm for 2006. Further, Members are being asked to authorize the Audit Committee to negotiate and fix the remuneration to be paid to PWC in connection with the services to be provided to the Company for 2006. Representatives from PWC will attend the 2006 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

PWC has served as the Company’s independent registered public accounting firm for the past 6 years.

The Board recommends a vote FOR Proposal 7 approving the appointment of PWC as the Company’s Independent Registered Public Accounting Firm for 2006.

OTHER MATTERS

Manner of Voting Proxies

Common shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted FOR each of the proposals named earlier in this Proxy Statement.

In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2006 Annual Meeting.

Director Attendance at Annual Meetings

Directors are encouraged, but are not required, to attend annual meetings. Twelve of the Company’s thirteen directors were in attendance at the 2005 Annual General Meeting which was held on May 19, 2005.

Votes Required for Approval

The proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2006 Annual General Meeting, in person or by proxy, provided a quorum is present.

Inspectors of Election

Computershare Trust Company, N.A., P.O. Box 43023, Providence, Rhode Island 02940-3023, has been appointed as Inspectors of Election for the 2006 Annual Meeting. Representatives of Computershare will attend the 2006 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail, however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, telegram or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

The Company may have delivered only one copy of this document to two or more Members who share an address. Those Members who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Corporate Secretary at the address presented under “Available Information” below.

Communicating with the Board

Members, employees and others interested in communicating directly with the Board, any of the Board’s committees or any individual member of the Board should write to the addressee, c/o the Corporate Secretary, at the address presented under “Available Information” below.

Available Information

The Company is subject to the informational reporting requirements of the Exchange Act. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. The Company will provide to any Member, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed by the Company with the SEC as well as the Charter of any of the Company’s various committees of the Board. Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., The Bank of Butterfield Building, 42 Reid Street, Hamilton HM 12, Bermuda, telephone number (441) 278-3160. Additionally, all such documents are physically available at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and are available at www.whitemountains.com shortly after such material is electronically filed with or furnished to the SEC.

Offices of the Company

The Company’s headquarters is located at The Bank of Butterfield Building, 42 Reid Street, Hamilton HM 12, Bermuda, its principal executive office is located at Harborside Financial Center, Plaza 5, Jersey City, New Jersey 07311-1114, and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Proposals by Members for the 2007 Annual Meeting of Members

Member proposals (other than proposals nominating director candidates for which the procedures for are outlined on page 8) must be received in writing by the Secretary of the Company no later than Monday, December 4, 2006 and must comply with the requirements of the SEC in order to be considered for inclusion in the Company’s proxy statement relating to the Annual Meeting to be held in 2007.

By Order of the Board of Directors,

Dennis P. Beaulieu, Corporate Secretary

March 31, 2006

C 1234567890 J N T	+

Proxy - WHITE MOUNTAINS GROUP, LTD.

A	Issues
1. Election of Class III Directors to a term ending in 2009.			4. Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd.

	For	Withhold		For	Withhold
01 - Howard L. Clark, Jr.	☐	☐	01 - Dennis P. Beaulieu	☐	☐

02 - Robert P. Cochran	☐	☐	02 - Steven E. Fass	☐	☐

03 - A. Michael Frinquelli	☐	☐	03 - David T. Foy	☐	☐

04 - Allan L. Waters	☐	☐	04 - Robert L. Seelig	☐	☐

2. Election of Directors of Sirius International Insurance Corporation			5. Election of Directors of Galileo Weather Risk Management Ltd.

	For	Withhold		For	Withhold
01 - Steven E. Fass	☐	☐	01 - David T. Foy	☐	☐

02 - G. Thompson Hutton	☐	☐	02 - Robert R. Lusardi	☐	☐

03 - Jan A.M. Silverudd	☐	☐	6. Election of Directors of any new non-United States operating subsidiary.

04 - Goran Thorstensson	☐	☐		For	Withhold
3. Election of Directors of Fund American Reinsurance Company, Ltd. and Scandinavian Reinsurance Company Ltd.			01 - Dennis P. Beaulieu	☐	☐
			02 - Steven E. Fass	☐	☐
	For	Withhold
01 - Dennis P. Beaulieu	☐	☐	03 - David T. Foy	☐	☐

02 - Steven E. Fass	☐	☐	04 - Robert L. Seelig	☐	☐

03 - David T. Foy	☐	☐				For	Against	Abstain
			7. Appointment of Independent Registered Public Accounting Firm			☐	☐	☐
04 - John D. Liberator	☐	☐

05 - Michael E. Maloney	☐	☐

06 - Robert L. Seelig	☐	☐

07 - Goran Thorstensson	☐	☐

08 - Michael E. Tyburski	☐	☐

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Proxy Solicited on Behalf of the Board of Directors of the Company
for the Annual General Meeting of Members to be Held on May 25, 2006

The undersigned hereby appoints George J. Gillespie, III and Steven E. Fass, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the 2006 Annual General Meeting of Members to be held Thursday, May 25, 2006, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card. If no directions are given, the proxies will be voted FOR the Election of the Company’s Directors, FOR the Election of Directors of Sirius International Insurance Corporation, FOR the Election of Directors of Fund American Reinsurance Company, Ltd. and Scandinavian Reinsurance Company Ltd., FOR the Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd., FOR the Election of Directors of Galileo Weather Risk Management Ltd., FOR the Election of Directors of any new non-United States operating subsidiary, FOR the Appointment of the Company’s Independent Registered Public Accounting Firm, and at their discretion on any other matter that may properly come before the meeting.

Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope or otherwise to White Mountains Insurance Group, Ltd., c/o Computershare, P.O. Box 43101, Providence, RI 02940-5067.

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